Exhibit 99.21

Daily Traffic Surges More 100% On WWW.PAZOO.COM Since Mid- November

CEDAR KNOLLS, N.J., December 10, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that daily traffic on www.pazoo.com has surged more than 100% since the start of the marketing and advertising campaign in mid-November. Advertising revenue data continues to be collected, but early results show a big increase as well.

There were 956,912 visitors for the month of November averaging just under 32,000 a day according to Google Analytics. This number is skewed higher because traffic to the website experienced big increases in the last week of the month. Pazoo had under 30,000 visits a day to the website prior to the start of the marketing and advertising campaign and is now well over 60,000 visits per day, or nearly a 2,000,000 visitor run rate for the month of December.

All reports indicate a sizable increase in revenue as well. Advertising revenue is currently being calculated from all sources for the first week of December and will be reported as soon as it is available. Tracking of these numbers is largely automated due to the fact that the website had major technology advancements installed to the front and back end of the website in preparation for this large scale marketing initiative.

Pazoo reiterates that the focus moving forward will be adding new writers as well as social media personnel. These two sources of individuals will even improve content further as well as dramatically increase the outreach and awareness of Pazoo. Anyone interested in a possible position as a writer/blogger and/or social media contributor should contact pazoowriters@pazoo.com

CEO of Pazoo, Inc., David Cunic stated, "While increasing traffic to the website remains important, a more focused effort will be on increasing revenue and gross margins. This is accomplished through the quality of visitor experience to the website which translates into longer visits and more page views.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: December 10, 2013